As filed with the Securities and Exchange Commission on November 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-1 on Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Radius Global Infrastructure, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1524226
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3 Bala Plaza East, Suite 502

Bala Cynwyd, PA 19004

(610) 660-4910

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott G. Bruce

Radius Global Infrastructure, Inc.

3 Bala Plaza East, Suite 502

Bala Cynwyd, PA 19004

(610) 660-4910

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John B. Beckman

C. Alex Bahn

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On June 10, 2021, Radius Global Infrastructure, Inc. filed the Registration Statement on Form S-1 (File No. 333-256968) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). The Registration Statement was declared effective on June 21, 2021. This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed to convert the Registration Statement on Form S-1 to a Registration Statement on Form S-3, and contains an updated prospectus relating to the offering and sale of the shares that were registered for sale or resale on the Form S-1.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the initial filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the Selling Stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2021.

16,670,222 Shares of Class A Common Stock

25,656,655 Shares of Class A Common Stock Offered by the Selling Stockholders

This prospectus relates to (i) the issuance by Radius Global Infrastructure, Inc., a Delaware corporation (the “Company”, “Radius”, “we”, or “us”), of up to 16,670,222 shares (the “Warrant Shares”) of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), upon exercise of outstanding warrants to purchase shares of Class A Common Stock at an exercise price of $11.50 per share (the “Warrants”), and (ii) the offer and sale, from time to time, by the selling stockholders identified in this prospectus (the “Selling Stockholders”), of up to: (a) 13,545,783 shares of Class A Common Stock issued pursuant to subscription agreements with certain investors, dated as of May 11, 2021 (the “PIPE Shares”); (b) 2,036,298 shares of Class A Common Stock issued pursuant to a stock dividend payment declared on February 1, 2021 and paid on February 4, 2021 (the “Dividend Shares”); (c) 74,574 shares of Class A Common Stock issued on June 3, 2021 in connection with our acquisition of a wireless infrastructure development company (the “Acquisition Shares”); and (d) 10,000,000 shares of Class A Common Stock issued in the Domestication (as defined under “The Company”) (the “Centerbridge Shares” and together with the PIPE Shares, the Dividend Shares, and the Acquisition Shares, the “Resale Shares”).

We will not receive any proceeds from the resale by the Selling Stockholders of the Resale Shares pursuant to this prospectus, but will receive proceeds from the exercise of the Warrants. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Stockholders will issue, offer or sell, as applicable, any of the securities. The Selling Stockholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution”.

You should read this prospectus and any prospectus supplement or free writing prospectus carefully before you invest in our securities.

Our Class A Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “RADI”. On October 29, 2021, the last reported sale price of our Class A Common Stock as reported on Nasdaq was $17.33 per share.

Investing in our Class  A Common Stock involves risks. See the section of this prospectus entitled “Risk Factors” beginning on page 10 of this prospectus and any similar section contained in the applicable prospectus supplement concerning factors you should consider before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

___________________________

The date of this prospectus is                , 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC and relates to (i) the issuance by us of up to 16,670,222 Warrant Shares and (ii) the offer and sale, from time to time, by the Selling Stockholders of up to 25,656,655 Resale Shares.

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Neither we nor any of the Selling Stockholders have authorized any other person to provide you with different or additional information. Neither we nor any Selling Stockholder takes responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The information in this prospectus or any prospectus supplement is accurate only as of the date of this prospectus or such other date stated in this prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. Before purchasing any securities, you should carefully read this prospectus, the applicable prospectus supplement, and any applicable free writing prospectuses, together with the additional information described in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference”.

Neither we nor any Selling Stockholder is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

This prospectus, the information incorporated herein by reference, and any prospectus supplement or free writing prospectus contain or may contain references to trademarks, service marks, and trade names owned by us or other companies. Solely for convenience, trademarks, service marks, and trade names, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks, and trade names. We do not intend our use or display of other companies’ trade names, service marks, or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Other trademarks, trade names, and service marks appearing in this prospectus are the property of their respective owners.

Unless the context otherwise requires, as used in this prospectus, “we”, “us”, “our”, the “Company”, “Radius” and “our business” refer to Radius Global Infrastructure, Inc. (formerly known as Digital Landscape Group, Inc. and Landscape Acquisition Holdings Limited (“Landscape”)) and its consolidated subsidiaries. Following the acquisition (the “APW Acquisition”) of AP WIP Investments, LLC and its consolidated subsidiaries (the “APW Group”) on February 10, 2020 (the “Acquisition Closing Date”), the APW Group is considered to be our predecessor for financial reporting purposes.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov. We make available, free of charge, on our website at www.radiusglobal.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such reports as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. We do not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we have filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained through the SEC’s website, as provided above, or from us, as provided in the section of this prospectus entitled “Incorporation by Reference”. Certain documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is subject, and qualified in all respects by reference, to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC (other than those documents or the portions of those documents not deemed to be filed):

•

our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 30, 2021 (the “Annual Report”), including the information incorporated therein by reference from our definitive proxy statement for our 2021 Annual Meeting of Shareholders filed on April 2, 2021;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed with the SEC on May 12, 2021 and August 11, 2021, respectively;

•	our Current Reports on Form 8-K filed with the SEC on February 5, 2021, May 25, 2021 and September 13, 2021; and

•

the description of our Class A Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on September 28, 2020, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.2 to the Annual Report.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), prior to the termination of this offering, including those filed after the date of the initial registration statement of which this prospectus is part and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made in writing or by telephone at:

Radius Global Infrastructure, Inc.

3 Bala Plaza East, Suite 502

Bala Cynwyd, PA 19004

(610) 660-4910

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, any prospectus supplement or free writing prospectus, or incorporated herein by reference constitute forward-looking statements that do not directly or exclusively relate to historical facts, and which may concern our possible or assumed future results of operations, including descriptions of our business strategy. In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “targets”, “believes”, “estimates”, “anticipates”, “expects”, “intends”, “may”, “will”, “should” or, in each case, their negative or other variations or comparable terminology. Any forward-looking statements contained in this prospectus are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to:

•	the extent that wireless carriers or tower companies consolidate their operations, exit the wireless communications business or share site infrastructure to a significant degree;

•	the extent that new technologies reduce demand for wireless infrastructure;

•	competition for assets;

•	whether the Tenant Leases for the wireless communication tower or antennae located on our real property interests are renewed with similar rates or at all;

•

the extent of unexpected lease cancellations, given that substantially all of the Tenant Leases associated with our assets may be terminated upon limited notice by the wireless carrier or tower company and unexpected lease cancellations could materially impact cash flow from operations;

•	economic, political, cultural and other risks to our operations outside the U.S., including risks associated with fluctuations in foreign currency exchange rates and local inflation rates;

•	the effect of foreign currency exchange rates;

•	the effect of the Electronic Communications Code enacted in the United Kingdom, which may limit the amount of lease income we generate in the United Kingdom;

•

the extent that we continue to grow at an accelerated rate, which may prevent us from achieving profitability or positive cash flow for the foreseeable future, particularly given the APW Group’s history of net losses and negative net cash flow;

•	the fact that we have incurred a significant amount of debt and may in the future incur additional indebtedness;

•	the extent that the terms of our debt agreements limit our flexibility in operating our business;

•	the ongoing COVID-19 pandemic and the response thereto;

•	the extent that unfavorable capital markets environments impair our growth strategy, which requires access to new capital;

•	the adverse effect that increased market interest rates may have on our interest costs, the value of our assets and on the growth of our business;

•	the adverse effect that perceived health risks from radio frequency energy may have on the demand for wireless communication services;

•	our ability to protect and enforce our real property interests in, or contractual rights to, the revenue streams generated by leases on our communications sites;

•	the loss, consolidation or financial instability of any of our limited number of customers;

•	our ability to pay dividends, including dividends we may be required to pay on our Class A Common Stock, or satisfy our financial obligations;

•

whether we are required to issue additional shares of Class A Common Stock pursuant to the terms of the shares of our Series A Founder Preferred Stock or the APW OpCo LLC Agreement or upon the exercise of the Warrants or options to acquire shares of Class A Common Stock, which would dilute the interests of holders of our Class A Common Stock;

•

the possibility that securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our securities adversely; and

•	the other risks and uncertainties described under “Risk Factors” in the Annual Report, and other filings we make with the SEC.

Any capitalized terms not otherwise defined above have been defined elsewhere in this prospectus.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision with respect to our securities. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision regarding our securities, you should read this entire prospectus carefully, including “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus.

Our Company

Through our ownership of the APW Group, we are one of the largest international aggregators of rental streams underlying wireless and other digital infrastructure sites through the acquisition of wireless telecom real property interests and contractual rights. We purchase, primarily for a lump sum, the right to receive future rental payments generated pursuant to an existing ground lease or rooftop lease (and any subsequent lease or extension or amendment thereof) between a property owner and an owner of a wireless tower or antennae (each such lease, a “Tenant Lease”). Typically, we acquire the rental streams by way of a purchase of a real property interest in the land underlying the wireless tower or antennae, most commonly easements, usufructs, leasehold and sub-leasehold interests or fee simple interests, each of which provides us with the right to receive all communications rents relating to the property, including the rents from the Tenant Lease. In addition, we purchase contractual interests, such as an assignment of rents, either in conjunction with the property interest or as a stand-alone right.

The APW Group was established as a U.S. cell site lease aggregator in 2010 and made its first foreign lease investment in November of 2011. Since that time, it has entered into, and holds assets in, a total of 20 jurisdictions in addition to the U.S. We believe that the APW Group was a “first mover” in many of these jurisdictions – until its market entry, no other parties were engaged in the systematic aggregation of cell site leases in any kind of scale.

We believe that our business model and the nature of our assets provides us with stable, predictable and growing cash flow. First, we seek to acquire real property interests and rental streams subject to triple net or effectively triple net lease arrangements, whereby all taxes, utilities, maintenance costs and insurance are the responsibility of either the owner of the tower or antennae or the property owner. Furthermore, substantially all of our Tenant Leases contain contractual rent increase clauses, or “rent escalators”, calculated either as a fixed rate, typically between 2% and 3%, or tied to a consumer price index or subject to open market valuation. In addition, the APW Group has historically experienced low annual churn as a percentage of revenue, primarily due to the significant network challenges and expenses incurred by owners of wireless communications towers and antennae in connection with the relocation of these infrastructure assets to alternative sites. Finally, we seek to obtain the ability to negotiate amendments and renewals of our Tenant Leases, thereby providing us with additional recurring revenue and one-time fees.

Company History and Corporate Information

We are a holding company with no material assets other than cash and our limited liability company interests in the APW Group. We were incorporated under the laws of the British Virgin Islands on November 1, 2017, initially as Landscape, which was formed to undertake an acquisition of a target company or business. On November 20, 2017, the ordinary shares (the “Ordinary Shares”) and warrants to purchase Ordinary Shares (the “Ordinary Share Warrants”) of Landscape were admitted to listing on the London Stock Exchange (the “LSE”).

On the Acquisition Closing Date, Landscape completed the acquisition of the APW Group from Associated Partners, L.P., and was renamed Digital Landscape Group, Inc. On October 2, 2020, we effected a discontinuance under Section 184 of the BVI Business Companies Act, 2004, as amended, and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which we changed our jurisdiction of incorporation from the British Virgin Islands to the State of Delaware (the “Domestication”). Effective upon the Domestication, we were renamed Radius Global Infrastructure, Inc. On October 2, 2020, in connection with the Domestication, we delisted our Ordinary Shares and Ordinary Share Warrants from trading on the LSE and on October 5, 2020 our Class A Common Stock began trading on Nasdaq under the symbol “RADI”.

Our principal executive office is located at 3 Bala Plaza East, Suite 502, Bala Cynwyd, PA 19004. Our telephone number is (610) 660-4910. We maintain a website at www.radiusglobal.com. We do not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it a part of this prospectus.

THE OFFERING

Issuer	Radius Global Infrastructure, Inc.

Class A Common Stock offered by us	Up to 16,670,222 shares issuable upon exercise of the Warrants. Each Warrant is exercisable at any time for the purchase of one-third of a Class A Share at an exercise price of $11.50 per share, in each case subject to adjustment in accordance with the warrant instrument governing the Warrants.

Class A Common Stock offered by the Selling Stockholders	Up to 25,656,655 shares, consisting of the PIPE Shares, the Dividend Shares, the Acquisition Shares, and the Centerbridge Shares.

Class A Common Stock outstanding after this offering	92,374,130 shares.

Use of proceeds

We will not receive any proceeds from the sale of the Resale Shares. We will receive an aggregate of $191,707,553 from the exercise of the Warrants in full for cash.

We intend to use the net proceeds to from the exercise of the Warrants for general corporate purposes, including acquisitions of real property interests and contractual rights underlying wireless communications cell sites and other business opportunities, capital expenditures and working capital. For information about our proposed use of proceeds, see “Use of Proceeds”.

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should read the “Risk Factors” section of this prospectus and the other information in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of Class A Common Stock.

Nasdaq Global Market symbol	“RADI”

The number of shares of Class A Common Stock to be outstanding after this offering reflects the issuance of the Warrant Shares, is based on 75,703,908 shares of Class A Common Stock outstanding as of September 30, 2021, including 95,292 restricted shares of Class A Common Stock, and excludes:

•

1,600,000 shares of Class A Common Stock issuable upon the conversion of shares of our Series A Founder Preferred Stock, par value $0.0001 per share (“Series A Founder Preferred Stock”), outstanding as of September 30, 2021;

•	the shares of Class A Common Stock reserved for issuance upon conversion of our 2.50% Convertible Senior Notes due 2026;

•	12,982,802 shares of Class A Common Stock issuable upon the redemption or direct exchange of Units of Company Interest (as defined in the Second Amended and Restated Limited Liability Company

Agreement of APW OpCo LLC (“APW OpCo”), dated as of July 31, 2020, by and between its Members (as defined therein) and the Company, as amended (the “APW OpCo LLC Agreement”)) (“Units”) designated as “Class B Common Units” (“Class B Common Units”) pursuant to the APW OpCo LLC Agreement and equitized versions of Units designated as “Series A LTIP Units” (“Series A LTIP Units”), “Series B LTIP Units” (“Series B LTIP Units” and together with Series A LTIP Units, “LTIP Units”) and “Series B Rollover Profits Units” (“Series B Rollover Profits Units”) pursuant to the APW OpCo LLC Agreement as of September 30, 2021;

•	625,400 shares of Class A Common Stock issuable upon the exercise of stock options that were vested and outstanding as of September 30, 2021;

•	2,993,300 shares of Class A Common Stock issuable upon vesting and exercise of stock options that were unvested and outstanding as of September 30, 2021; and

•	2,893,146 shares of Class A Common Stock available for future issuance under our 2020 Equity Incentive Plan (the “Equity Plan”) as of September 30, 2021.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement or free writing prospectus involves significant risks. You should carefully consider the risk factors incorporated by reference to the Annual Report, and any subsequent reports we file with the SEC after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement or applicable free writing prospectus before making a decision about investing in our securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition, and results of operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

All of the securities offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive an aggregate of $191,707,553 from the exercise of the Warrants in full for cash. We currently intend to use the net proceeds to us from the exercise of the Warrants for general corporate purposes, including acquisitions of real property interests and contractual rights underlying wireless communications cell sites and other telecommunications-related assets, other business opportunities, capital expenditures and working capital. Our expected use of the net proceeds from the exercise of the Warrants represents our intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds or the amounts that we will actually spend on such uses.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses that they incur for brokerage, accounting, tax or legal services or otherwise in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the rights of our capital stock and certain provisions of the Certificate of Incorporation and Bylaws. It does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws, as well as the DGCL.

General

Pursuant to the Certificate of Incorporation, we have the authority to issue up to 1,590,000,000 shares of Class A Common Stock. Each share of Class A Common Stock has the same relative rights, and is identical in all respects, with each other share of Class A Common Stock. The Class A Common Stock is traded on Nasdaq under the symbol “RADI”.

We also have the authority, under the Certificate of Incorporation, to issue up to (i) 200,000,000 shares of Class B Common Stock (together with the Class A Common Stock, the “Common Stock”); and (ii) 202,986,033 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of which (i) 1,600,000 is designated Series A Founder Preferred Stock and (ii) 1,386,033 is designated Series B Founder Preferred Stock. Our Board of Directors (the “Board”) is authorized to issue additional shares of authorized capital stock of Radius without stockholder approval (except as may be required by the listing standards of Nasdaq).

Class A Common Stock

Voting Rights

The holders of shares of Class A Common Stock and the holders of the shares of the Class B Common Stock vote together as a single class on all matters to be voted on by our stockholders, except as otherwise provided in the Certificate of Incorporation and subject to applicable law and the rights, if any, of the holders of any outstanding series of shares of Founder Preferred Stock. Delaware law could require either holders of the Class A Common Stock and Class B Common Stock to vote separately as a single class in the following circumstances:

•

if we were to seek to amend the Certificate of Incorporation to increase the authorized number of shares of a class of stock, or to increase or decrease the par value of a class of capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•

if we were to seek to amend the Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Each holder of record of Class A Common Stock is entitled to cast one vote for each share of Class A Common Stock standing in such holder’s name on the stock transfer records of the Company. The holders of Class A Common Stock do not have cumulative voting rights.

Dividends

Holders of Class A Common Stock are entitled to ratably receive dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor, subject to applicable law and the rights, if any, of the holders of any outstanding series of our Preferred Stock.

Notwithstanding the foregoing, without the prior vote of the holders of a majority of the shares of Class A Common Stock then outstanding and the holders of a majority of the shares of Class B Common Stock then outstanding, each voting separately as a single class, no dividend will be declared or paid or set apart for payment on the Class A Common Stock in (i) shares of Class A Common Stock or rights, options or warrants to purchase shares of Class A Common Stock unless there will also be or have been declared and set apart for payment on the shares of Class B Common Stock, a dividend of an equal number of shares of Class B Common Stock or rights, options or warrants to purchase shares of Class B Common Stock or (ii) shares of Class B Common Stock or rights, options or warrants to purchase shares of Class B Common Stock unless there will also be or have been declared and set apart for payment on the shares of Class B Common Stock, a dividend of an equal number of shares of Class B Common Stock or rights options or warrants to purchase shares of Class B Common Stock. The Certificate of Incorporation and Bylaws provide that the holders of shares of Class B Common Stock will not be entitled to receive any dividends in respect of their shares of Class B Common Stock.

No Preemptive Rights

Holders of the Class A Common Stock are not be entitled to preemptive rights.

Liquidation Rights

In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company, the holders of Class A Common Stock will be entitled to receive the assets and funds of the Company available for distribution to stockholders of the Company, subject to applicable law and the rights, if any, of the holders of any outstanding series of shares of Preferred Stock.

Conversion

Shares of Class A Common Stock are not convertible into or exchangeable for any other class or series of capital stock of the Company.

Stock Splits

Without the prior vote of the holders of a majority of the shares of Class A Common Stock then outstanding and the holders of a majority of the shares of Class B Common Stock then outstanding, each voting separately as a single class, no reclassification, subdivision or combination will be effected on the shares of Class A Common Stock unless the same reclassification, subdivision or combination, in the same proportion and manner, is made on the shares of Class B Common Stock.

Merger or Consolidation

In the event of a merger or consolidation of the Company with or into another entity (whether or not the Company is the surviving entity), the holders of each share of Class A Common Stock will be entitled to receive the same per share consideration on a per share basis

Class B Common Stock

Equal Status

Except as otherwise expressly provided in the Certificate of Incorporation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of Class A Common Stock and holders of Class B Common Stock, which are summarized herein, are in all respects identical.

Voting Rights

The holders of shares of Class B Common Stock and the holders of shares of Class A Common Stock will vote together as a single class on all matters to be voted on by our stockholders, except as otherwise provided in the Certificate of Incorporation and subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock. See “Class A Common Stock—Voting Rights”.

Each holder of record of Class B Common Stock will be entitled to cast one vote for each share of Class B Common Stock standing in such holder’s name on the stock transfer records of the Company. The holders of shares of Class B Common Stock will not have cumulative voting rights.

No Dividend Rights

Shares of Class B Common Stock will be deemed to be non-economic interests. The holders of shares of Class B Common Stock will not be entitled to receive any dividends (including cash, stock or property) in respect of their shares of Class B Common Stock.

No Preemptive Rights

Holders of the Class B Common Stock will not be entitled to preemptive rights.

No Liquidation Rights

In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company, the holders of shares of Class B Common Stock will not be entitled to receive any assets or funds of the Company available for distribution to stockholders of the Company, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock.

Stock Splits

Without the prior vote of the holders of a majority of the Class B Common Stock then outstanding and the holders of a majority of the Class A Common Stock then outstanding, each voting separately as a single class, no reclassification, subdivision or combination will be effected on the Class B Common Stock unless the same reclassification, subdivision or combination, in the same proportion and manner, is made on the Class A Common Stock.

Merger or Consolidation

In the event of a merger or consolidation of the Company with or into another entity (whether or not the Company is the surviving entity), the holders of Class B Common Stock will not be entitled to receive any consideration in respect of their shares of Class B Common Stock.

Exchange and Cancellation of Class B Common Stock

To the extent that either (i) any holder of Class B Common Stock exercises its right pursuant to the APW OpCo LLC Agreement to have its Class B Common Units redeemed by APW OpCo in accordance with the APW OpCo LLC Agreement or (ii) the Company exercises its option pursuant to the APW OpCo LLC Agreement to effect a direct exchange with such holder in lieu of the redemption described in clause (i), then upon the surrender of the shares of Class B Common Stock to be redeemed or exchanged and simultaneous with the payment of, at the Company’s option, cash or shares of Class A Common Stock to the holder of such Class B Common Stock by APW Opco (in the case of a redemption) or the Company (in the case of an exchange), the shares of Class B Common Stock so redeemed or exchanged will be automatically cancelled for no consideration.

If any share of Class B Common Stock is converted, redeemed, repurchased or otherwise acquired by the Company, in any manner whatsoever, or is cancelled pursuant to the Certificate of Incorporation, such share of Class B Common Stock will, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and will become an authorized but unissued share of Class B Common Stock.

Transfer of Shares of Class B Common Stock

Upon a transfer of a Class B Common Unit or other applicable Units in accordance with the APW OpCo LLC Agreement, an equal number of shares of Class B Common Stock will automatically be transferred from the holder to the same transferee. No holder of shares of Class B Common Stock will be permitted to transfer such share other than with an equal number of Class B Common Units (as such number may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the shares of Class B Common Stock or Class B Common Units) in accordance with the APW OpCo LLC Agreement.

Any purported transfer of Class B Common Stock in violation of the transfer restrictions in respect of the Class B Common Stock described in the Certificate of Incorporation or the APW OpCo will, to the fullest extent permitted by applicable law, be null and void and not be recognized by the Company or its transfer agent.

If the Board determines that a person has attempted or is attempting to transfer or to acquire any shares of Class B Common Stock, or has purportedly transferred or acquired Class B Common Stock, in violation of such transfer restrictions, the Board may take such lawful action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Company.

The Board may, to the fullest extent permitted by applicable law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of the Certificate of Incorporation and the APW OpCo LLC Agreement for determining whether any transfer or acquisition of Class B Common Stock would violate such transfer restrictions and for the orderly application, administration and implementation of the provisions of the Certificate of Incorporation relating thereto.

The Board will, to the fullest extent permitted by applicable law, have all powers necessary to implement the transfer restrictions relating to the Class B Common Stock described in the Certificate of Incorporation, including without limitation the power to prohibit the transfer of any Class B Common Stock in violation thereof.

Founder Preferred Shares

Background

In connection with the initial placement of shares and warrants on behalf of the Company on November 20, 2017, we issued a total of 1,600,000 series A founder preferred shares, no par value (the “BVI Series A Founder Preferred Shares”), at $10 per share to TOMS Acquisition II LLC and Imperial Landscape Sponsor LLC (the “Series A Founder Entities”), entities controlled by Noam Gottesman and Michael Fascitelli (the “Series A Founders”), respectively. The BVI Series A Founder Preferred Shares were transferred to Digital Landscape Partners Holding LLC (the “Series A Founder Preferred Holder”), an entity controlled by the Series A Founder Entities, in connection with the closing of the APW Acquisition. In the Domestication, each issued and outstanding BVI Series A Founder Preferred Share automatically converted, by operation of law, on a one-to-one basis into a share of Series A Founder Preferred Stock.

In connection with the APW Acquisition, we issued a total of 1,386,033 series B founder preferred shares, no par value (the “BVI Series B Founder Preferred Shares”), to William Berkman, Scott Bruce and Richard Goldstein (together with the Series A Founder Entities, the Series A Founder Preferred Holder and Berkman Family Investments, LLC, the “Investors”), each of whom is an executive officer of the Company. In the Domestication, each issued and outstanding BVI Series B Founder Preferred Share automatically converted, by operation of law, on a one-to-one basis into a share of Series B Founder Preferred Stock. As described below, and in contrast to the Series A Founder Preferred Stock, the Series B Founder Preferred Stock does not entitle its holders to receive dividends or distributions.

Also in connection with the APW Acquisition, the Investors entered into the Shareholders Agreement, pursuant to which they agreed, among other things, not to make or solicit any transfer of their Founder Preferred Stock prior to December 31, 2027, subject to certain exceptions.

Rights Relating to Board and Committee Composition

For so long as the Series A Founder Entities and William Berkman (collectively, the “Founder Entities”), their affiliates and their permitted transferees under the Shareholders Agreement in aggregate hold 20% or more of the issued and outstanding Founder Preferred Stock, the holders of a majority in voting power of the outstanding Founder Preferred Stock, voting or consenting together as a single class, will be entitled, at any meeting of the holders of the outstanding Founder Preferred Stock held for the election of directors or by consent in lieu of a meeting of the holders of the outstanding Founder Preferred Stock, to:

•	elect four members of the Board (the “Founder Directors”);

•	remove from office, with or without cause, any Founder Director; and

•	fill any vacancy caused by the death, resignation, disqualification, removal or other cause of any Founder Director.

As of the date of this offering memorandum, the Founder Entities hold approximately 94.3% of the outstanding Founder Preferred Shares.

Pursuant to the Shareholders Agreement, two of the Founder Directors will be appointed by William Berkman and Berkman Family Investments, LLC and two by the Series A Founder Preferred Holder. The Certificate of Incorporation provides that a majority of the Founder Directors must be “independent” under the rules of the primary stock exchange or quotation system on which the Class A Common Stock is then listed or quoted. In addition, so long as any Founder Director is serving on the Board, at least four-ninths of each committee of the Board shall be comprised of Founder Directors or other Directors selected by the Founder Directors. In addition, pursuant to the Shareholders Agreement, the AG Investors’ Representative has the ability to select a majority of the members of the Nominating and Corporate Governance Committee.

Rights Related to Amendments

For so long as the Founder Entities, their affiliates and their permitted transferees under the Shareholders Agreement in aggregate hold 20% or more of the issued and outstanding Founder Preferred Stock, we will not, without the prior vote or consent of the holders of at least a majority in voting power of the Founder Preferred Stock then outstanding, voting or consenting together as a single class, amend, alter or repeal any provision of the Certificate of Incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers (including voting powers), if any, or the preferences or relative, participating, optional, special rights or other rights, if any, or the qualifications, limitations or restrictions, if any, of the Founder Preferred Stock.

Notwithstanding the foregoing, for so long as shares of the Founder Preferred Stock remain outstanding, we will not, without the prior vote or consent of the holders of at least 80% in voting power of the Founder Preferred Stock then outstanding, voting or consenting together as a single class:

•

amend, alter, repeal or adopt any provision that would be inconsistent with certain voting or conversion rights of the Founder Preferred Stock set forth in the Certificate of Incorporation (including those described in this subsection and under “Rights Related to Board and Committee Composition” above);

•	fix the number of directors constituting the Board (including the Founder Directors) at greater than nine;

•	issue any additional Founder Preferred Shares other than any additional Founder Preferred Shares issued or issuable in connection with the transactions contemplated by the APW Merger Agreement.

Voting Rights

Except as may otherwise be provided in the Certificate of Incorporation or by applicable law, each holder of Founder Preferred Shares, as such, will be entitled to a number of votes equal to the number of shares of Class A

Common Stock or Class B Common Stock, as applicable, into which each share of Founder Preferred Stock held of record by such holder could then be converted, as described below under “Series A Founder Preferred Stock—Conversion into Class A Common Stock” and “Series B Founder Preferred Stock—Conversion into Class B Common Stock”, on all matters on which stockholders are generally entitled to vote.

No Restriction on Repurchase or Redemption.

There is no restriction on the repurchase or redemption by the Company of the Founder Preferred Stock while there is any arrearage in the payment of dividends or sinking fund installments in respect of the Founder Preferred Stock, except in circumstances when the repurchase or redemption of the Founder Preferred Stock is otherwise prohibited or restricted by statute or common law.

Series A Founder Preferred Stock

Dividend Rights

In addition to providing long-term capital, the Series A Founder Preferred Stock was issued to have the effect of incentivizing the Series A Founders to achieve our objectives. As described below, they are structured to provide a return based on the future appreciation of the market value of the Class A Common Stock, in order to align the interests of the Series A Founders with those of our stockholders on a long-term basis.

Dividend Amount. Once the Average Price per Class A Common Share (subject to adjustment in accordance with the Certificate of Incorporation) for any ten consecutive Trading Days is at least $11.50, a holder of Series A Founder Preferred Shares will be entitled to receive, when, as and if declared by the Board, and payable in preference and priority to the declaration or payment of any dividends on the Class A Common Stock or any other junior stock, a cumulative annual dividend of the Dividend Amount for each relevant Dividend Year. Such dividend will be payable in shares of Class A Common Stock or cash, in the sole discretion of the Board.

The first such dividend was declared on February 1, 2021 and paid on February 4, 2021, computed based on 20% of the increase in the market value of one Share of Class A Common Stock, being the difference between the average of the volume weighted average price of our Class A Common Stock for the last ten trading days of 2020 of approximately $12.69 and $10.00 per share, multiplied by the number of shares of Class A Common Stock outstanding immediately following the APW Acquisition.

Subsequent Dividend Amounts will become payable, when, as and if declared by the Board, only if the Dividend Price during any Dividend Year is greater than the highest Dividend Price in any preceding Dividend Year in which a dividend was paid in respect of the Series A Founder Preferred Shares. Such Dividend Amount will be equal in value to 20% of the increase in the Dividend Price over the highest Dividend Price in any preceding Dividend Year multiplied by the Preferred Share Dividend Equivalent.

For the purposes of determining the Dividend Amount, the Dividend Price is the Average Price per Class A Common Share for the Dividend Determination Period.

The amounts used for the purposes of calculating a Dividend Amount and the relevant numbers of shares of Class A Common Stock are subject to adjustment to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding Class A Common Stock into a greater or lesser number of shares occurring after the first issuance of one or more Series A Founder Preferred Shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding Series A Founder Preferred Shares.

Participation in Dividends. The Series A Founder Preferred Shares will also participate in any dividends on the Class A Common Stock on an as-converted to Class A Common Stock basis. In addition, where we pay a dividend on the Class A Common Stock, the Stock A Founder Preferred Shares will also receive an amount equal to 20% of the dividend that would be distributable on such number of shares of Class A Common Stock equal to the Preferred Share Dividend Equivalent. All such dividends on the Series A Founder Preferred Shares will be paid contemporaneously with the dividends on the Class A Common Stock.

Conversion into Class A Common Stock

Automatic Conversion. On the last day of our seventh full financial year after the Acquisition Closing Date, i.e. December 31, 2027 (or if such date is not a Trading Day, the first Trading Day immediately following such date), the Series A Founder Preferred Shares will automatically convert into Class A Common Stock on a one-for-one basis, as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class A Common Stock into a greater or lesser number of shares occurring after the first issuance of one or more Series A Founder Preferred Shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding Series A Founder Preferred Shares. In the event of an automatic conversion of Series A Founder Preferred Shares, the Dividend Date for the relevant Dividend Year will be the Trading Day immediately prior to the automatic conversion date and accordingly a Dividend Amount will be calculated as of such Dividend Date.

Optional Conversion. A holder of Series A Founder Preferred Shares may require some or all of such holder’s Series A Founder Preferred Shares to be converted into an equal number of shares of Class A Common Stock, as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class A Common Stock into a greater or lesser number of shares occurring after the first issuance of one or more Series A Founder Preferred Shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding Series A Founder Preferred Shares, by notice in writing to the Company. In such circumstances, those Series A Founder Preferred Shares that are the subject of such conversion request will be converted into Class A Common Stock five Trading Days after our receipt of the written notice. In the event of a conversion at the request of the holder, no Dividend Amount will be payable in respect of those Series A Founder Preferred Shares for the Dividend Year in which the date of conversion occurs.

Liquidation

In the event that we enter any liquidation, dissolution or winding up (either voluntary or involuntary), subject to the rights of the holders of any series of Preferred Stock ranking senior to the Series A Founder Preferred Shares as to distributions payable to holders of capital stock upon our liquidation, dissolution or winding up, and on parity with the holders of any series of Preferred Stock ranking on parity with the Series A Founder Preferred Shares, the holders of the outstanding shares of the Series A Founder Preferred Shares will be entitled to receive our assets and funds available for distribution to our stockholders ratably with the holders of Class A Common Stock in proportion to the number of shares of Class A Common Stock into which such shares of Series A Founder Preferred Shares could then be converted. In such event, the Dividend Date for the relevant Dividend Year will be the Trading Day immediately prior to the date of commencement of liquidation and, accordingly, a Dividend Amount will be calculated as of such Dividend Date.

Adjustments

In circumstances where the holders of a majority of the outstanding Series A Founder Preferred Shares, voting separately as a single class, determine that an adjustment should be made to (i) any factor relevant for the calculation of the Dividend Amount (including the amount which the Average Price per Class A Common Share must meet or exceed for any ten consecutive Trading Days in order for the right to a Dividend Amount to commence (initially set at $11.50)), or (ii) the Preferred Share Dividend Equivalent, whether following a consolidation or sub-division of the issued and outstanding Class A Common Stock, we will either (x) make such adjustment as is mutually determined by the Company and the holders of a majority of the outstanding Series A Founder Preferred Shares (acting reasonably), voting separately as a single class, or (y) failing agreement within a reasonable time, at our expense appoint auditors, or such other person as we and the holders of a majority of the outstanding Series A Founder Preferred Shares, voting separately as a single class, will, acting reasonably, determine to be an expert for such purpose, to determine as soon as practicable what adjustment (if any) is fair and reasonable. Upon determination in either case the adjustment (if any) will be made and will take effect in accordance with the determination. The auditors (or such other expert as may be appointed) will be deemed to act as an expert and not an arbitrator and applicable laws relating to arbitration will not apply, the determination of the auditors (or such other expert as may be appointed) will be final and binding on all concerned and the auditors (or such other expert as may be appointed) will be given by the Company all such information and other assistance as they may reasonably require.

In any circumstances where the holders of a majority of the outstanding Series A Founder Preferred Shares, voting separately as a single class, determine that an adjustment should be made to the number of shares of Class A Common Stock into which the outstanding Series A Founder Preferred Shares will convert, whether following a consolidation or a sub-division of the issued and outstanding Class A Common Stock, we will either (i) make such adjustment as is mutually determined by us and the holders of a majority of the outstanding Series A Founder Preferred Shares, voting separately as a single class, acting reasonably, or (ii) failing agreement within a reasonable time, at our expense, appoint auditors or such other person as the Company and the holders of a majority of the outstanding Series A Founder Preferred Shares, voting separately as a single class, will, acting reasonably, determine to be an expert for such purpose, to determine as soon as practicable what adjustment (if any) is fair and reasonable. Upon determination in either case the adjustment (if any) will be made and will take effect in accordance with the determination. The auditors (or such other expert as may be appointed) will be deemed to act as an expert and not an arbitrator and applicable laws relating to arbitration will not apply, the determination of the auditors (or such other expert as may be appointed) will be final and binding on all concerned and the auditors (or such other expert as may be appointed) will be given by the Company all such information and other assistance as they may reasonably require.

Certain Definitions

As used herein:

“AG Group” means William Berkman, Berkman Family Investments, LLC, Scott Bruce, Richard Goldstein and their Permitted Transferees (as defined in the Shareholders Agreement).

“AG Investors’ Representative” means Berkman Family Investments, LLC, in its capacity as agent, proxy and attorney-in-fact for the AG Group.

“Average Price” means, in respect of any securities as of any date or for any relevant period: (i) the volume weighted average price for such security on the LSE for such date or relevant period as reported by Bloomberg through its “Volume at Price” functions; (ii) if the LSE is not the principal securities exchange or trading market for that security, the volume weighted average price of that security for such date or relevant period on the principal securities exchange or trading market on which that security is listed or traded as reported by Bloomberg through its “Volume at Price” functions; (iii) if the foregoing do not apply, the last closing trade price (or average of the last closing trade price for each Trading Day in the applicable relevant period) of that security in the over-the-counter market on the electronic bulletin board for that security as reported by Bloomberg; or (iv) if no last closing trade price is reported for that security by Bloomberg, the last closing ask price (or average of the last closing ask price for each Trading Day in the applicable relevant period) of that security as reported by Bloomberg. If the Average Price cannot be calculated for that security on that date or for the relevant period on any of the foregoing bases, the Average Price of that security on such date or for the applicable relevant period will be the fair market value as mutually determined (i) by the Company and the holders of at least a majority in voting power of the then outstanding Series A Founder Preferred Shares (acting reasonably), voting or consenting separately as a single class or (ii) for purposes of the Warrant Instrument, the Company and the Warrantholders representing a majority of the Class A Common Stock then outstanding under the Warrants (acting reasonably).

“Dividend Amount” means, for any relevant Dividend Year, the amount calculated by multiplying (i) the Preferred Share Dividend Equivalent by (ii) an amount equal to 20% of the increase (if any) in the value of a Class A Common Share, such increase calculated as being the difference between (a) the Dividend Price for that Dividend Year and (b) (x) if no Dividend Amount has previously been paid, a price of $10.00 per Class A Common Share, or (y) if a Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Year, which such amount will be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class A Common Stock into a greater or lesser number of shares occurring after the first issuance of one or more Series A Founder Preferred Shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding Series A Founder Preferred Shares.

“Dividend Determination Period” means the last ten consecutive Trading Days of a Dividend Year.

“Dividend Price” means the Average Price in respect of the Class A Common Stock for the Dividend Determination Period in the relevant Dividend Year.

“Preferred Share Dividend Equivalent” means a number of shares of Class A Common Stock equal to the aggregate number of shares of Class A Common Stock issued and outstanding immediately following the consummation of the transactions required to be effected at the Acquisition Closing Date in connection with the APW Merger Agreement, including all Class A Common Stock issued pursuant to the exercise of the Warrants as of the consummation of such transactions, but excluding any Class A Common Stock issued or issuable to the holders of Class B Common Units, LTIP Units or Rollover Profits Units in connection with the transactions contemplated by the APW Merger Agreement, which such amount will be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class A Common Stock into a greater or lesser number of shares occurring after the first issuance of one or more Series A Founder Preferred Shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding Series A Founder Preferred Shares.

“Trading Day” means any date on which (i) the LSE’s main market for listed securities, the NYSE or other United States securities exchange or quotation system, as applicable, is open for business, and (ii) on which the Class A Common Stock may be traded (other than a day on which the LSE’s main market for listed securities, the NYSE or other United States securities exchange or quotation system, as applicable, is scheduled to or does close prior to its regular weekday closing time).

Series B Founder Preferred Stock

Equal Status

The Certificate of Incorporation provides that, except as otherwise expressly provided therein or under applicable law, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of Series A Founder Preferred Shares and holders of Series B Founder Preferred Shares are in all respects identical.

No Dividend Rights; No Liquidation Rights

The Series B Founder Preferred Shares does not confer upon the holder thereof any right to dividends or distributions at any time, including upon our liquidation.

Conversion into Class B Common Stock

Automatic Conversion. On the last day of our seventh full financial year after the Acquisition Closing Date, i.e. December 31, 2027 (or if any such date is not a Trading Day, the first Trading Day immediately following such date), the Series B Founder Preferred Shares will automatically convert into Class B Common Stock on a one-for-one basis, as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class B Common Stock into a greater or lesser number of shares occurring after the first issuance of one or more Series B Founder Preferred Shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding Series B Founder Preferred Shares.

Optional Conversion. A holder of Series B Founder Preferred Shares may require some or all of his Series B Founder Preferred Shares to be converted into an equal number of shares of Class B Common Stock, as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class B Common Stock into a greater or lesser number of shares occurring after the first issuance of one or more Series B Founder Preferred Shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding Series B Founder Preferred Shares, by notice in writing to the Company. In such circumstances, those Series B Founder Preferred Shares that are the subject of such conversion request will be converted into Class B Common Stock five Trading Days after our receipt of the written notice.

Adjustments

In circumstances where the holders of a majority of the outstanding Series B Founder Preferred Shares, voting separately as a single class, determine that an adjustment should be made to the number of shares of Class B Common Stock into which the outstanding Series B Founder Preferred Shares will convert, whether following a consolidation or sub-division of the issued and outstanding Class B Common Stock, we will either (i) make such adjustment as is mutually determined by the Company and the holders of a majority of the outstanding Series B Founder Preferred Shares, voting separately as a single class, acting reasonably, or (ii) failing agreement within a reasonable time, at our expense, appoint auditors, or such other person as the Company and the holders of a majority of the outstanding Series B Founder Preferred Shares, voting separately as a single class, will, acting reasonably, determine to be an expert for such purpose, to determine as soon as practicable what adjustment (if any) is fair and reasonable. Upon determination in either case the adjustment (if any) will be made and will take effect in accordance with the determination. The auditors (or such other expert as may be appointed) will be deemed to act as an expert and not an arbitrator and applicable laws relating to arbitration will not apply, the determination of the auditors (or such other expert as may be appointed) will be final and binding on all concerned and the auditors (or such other expert as may be appointed) will be given by the Company all such information and other assistance as they may reasonably require.

Anti-Takeover Provisions

The provisions of the DGCL, the Certificate of Incorporation and the Bylaws contain provisions that may delay, discourage or prevent another party from acquiring control of us, even if the acquisition could be beneficial to stockholders. These provisions discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Board and Committee Composition

So long as the Founder Entities, their affiliates and their permitted transferees in aggregate hold 20% or more of the issued and outstanding shares of Founder Preferred Stock, four of the Company’s nine directors are “Founder Directors”, appointed by the holders of the shares of Founder Preferred Stock without any vote of the holders of the shares of Common Stock. In addition, the AG Group has the right to designate a majority of the Nominating and Governance Committee of the Board, and at least four-ninths of each committee of the Board are comprised of Founder Directors or other directors selected by them. As a result, holders of the shares of Common Stock have the right to elect only five out of nine Directors, which will limit a potential acquirors’ ability to influence the composition of the Board and, in turn, potentially influence and impact actions taken by the Board.

Further, so long as shares of Founder Preferred Stock remain outstanding, the Company is not permitted to increase the size of the Board to more than nine Directors without the prior vote or consent of the holders of at least 80% in voting power of the outstanding shares of Founder Preferred Stock.

Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulative votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Director Vacancies

The Certificate of Incorporation and Bylaws authorize only the Board to elect a director to fill vacancies on the Board resulting from an increase in the authorized number of directors, or from death, resignation, disqualification, removal or other cause (in each case, subject to the rights of the holders of the shares of Founder Preferred Stock). These provisions will prevent stockholders from being able to fill vacancies on the Board and would therefore prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees.

Stockholder Action by Written Consent

The DGCL provides that, unless otherwise stated in a corporation’s certificate of incorporation, the stockholders may act by written consent without a meeting. The Certificate of Incorporation provides that the stockholders may not take action by written consent; provided, however, that holders of the shares of Founder Preferred Stock may act by written consent in accordance with the Certificate of Incorporation. As a result, stockholders (other than holders of shares of the Founder Preferred Stock) may only take action at annual or special meetings of the stockholders.

With respect to the Founder Preferred Stock, the Certificate of Incorporation provides that, subject to certain procedures and conditions described therein, any action required or permitted to be taken at any meeting of the holders of the (i) outstanding Founder Preferred Stock, voting together as a single class, (ii) Series A Founder Preferred Stock, voting separately as a single class, or (iii) Series B Founder Preferred Stock, voting separately as a single class, as applicable, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission, setting forth the action so taken, are signed by the holders of the outstanding shares of the applicable classes or class, voting separately as a single class, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which holders of all shares of such applicable classes or class were present and voted.

Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals

The Bylaws provide that, subject to the rights of the holders of any outstanding series of Preferred Stock, special meetings of stockholders, for any purpose or purposes, (a) may be called at any time, but only by (i) the chairman of the Board, if there is one, or if there are co-chairmen of the Board, either of them, (ii) the Chief Executive Officer, (iii) the Board or (iv) an officer authorized by the Board to do so and (b) shall be called by (i) the chairman of the Board, if there is one, or, if there are co-chairmen of the Board, either of them or (ii) the Chief Executive Officer, upon the written request of the holders of at least 30% of the voting power of the then outstanding capital shares of the Company generally entitled to vote on the matter for which such special meeting of stockholders is called.

In addition, the Bylaws establish advance notice procedures for stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting, including that any such stockholder must give timely notice of any stockholder proposal in writing to the Company’s corporate secretary prior to the meeting at which the action is to be taken. To be timely, such notice is generally be required to be delivered or mailed and received not less than 90 days nor more than 120 days prior to the anniversary of the Company’s immediately preceding annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude the stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders if the proper procedures are not followed. These procedures may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Further, any meeting of the stockholders may be adjourned or postponed from time to time by the chairman of such meeting or by the Board, without the need for approval thereof by stockholders to reconvene or convene, respectively, at the same or some other place. These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of the Company’s outstanding voting securities.

Authorized but Unissued Preferred Shares

The Certificate of Incorporation authorizes the Board, by resolution and without further action by the stockholders, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The existence of authorized but unissued and unreserved preferred shares could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation and Bylaws provides for certain limitations on liability and indemnification for our directors and officers to the fullest extent permitted by the DGCL. The effect of such provisions is to restrict our rights and the rights of the stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. In addition, we have entered into indemnity agreements with its Directors and through the employment agreements, our executive officers.

Exclusive Forum

The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware (unless the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, in which case the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware).

The Certificate of Incorporation also provides that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and have consented to the forum provisions in the Certificate of Incorporation.

Section 203 of the DGCL

We are governed by Delaware law, including Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

prior to such transaction, the corporation’s board of directors approves either the business combination or the transaction in which the stockholder became an interested stockholder;

upon completion of such transaction, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or

at the time or after the person became an interested stockholder, the business combination was approved by the corporation’s board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, stock sales and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is defined as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) beneficially owning 15% or more of the outstanding voting stock of the corporation, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person. Although a Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or by-laws approved by its stockholders, we did not opt out of Section 203. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to the Company and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by the stockholders.

Amendment of Bylaws

Under the Bylaws, the Board can adopt, amend or repeal the Bylaws, subject to limitations under the DGCL. Our stockholders also have the power to amend or repeal the Bylaws.

Transfer Agent

The transfer agent and registrar for the Class A Common Stock is Computershare Trust Company, N.A. Its address is 150 Royall Street, Canton, MA 02021, USA.

SELLING STOCKHOLDERS

This prospectus covers the offering by certain of our stockholders, whom we refer to as the “Selling Stockholders”, of up to an aggregate of 25,656,655 shares of Class A Common Stock.

The following table sets forth certain information with respect to each Selling Stockholder, including (i) beneficial ownership of shares of Class A Common Stock by the Selling Stockholder prior to this offering, (ii) the number of shares of Class A Common Stock being offered by the Selling Stockholder pursuant to this prospectus, and (iii) the Selling Stockholder’s beneficial ownership of shares of Class A Common Stock after completion of this offering, assuming that all of the Resale Shares (but none of the other shares of Class A Common Stock, if any, held by the Selling Stockholder) are sold to third parties.

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and including voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership after this offering is based on 75,703,908 shares of Class A Common Stock outstanding on September 30, 2021, and assumes no exercise of the Warrants.

The registration for resale of the Resale Shares does not mean that the Selling Stockholders will sell or otherwise dispose of all or any of these shares. The Selling Stockholders may sell or otherwise dispose of all, a portion or none of such shares from time to time. We do not know the number of Resale Shares, if any, that will be offered for sale or other disposition by any of the Selling Stockholders under this prospectus. Furthermore, the Selling Stockholders may have sold, transferred or disposed of Resale Shares in transactions exempt from or otherwise not subject to the registration requirements of the Securities Act since the date on which we filed this prospectus. In addition, the Selling Stockholders may have transferred Resale Shares by other means not described in this prospectus.

When we refer to the “Selling Stockholders” in this prospectus, we are referring to the Selling Stockholders identified in this prospectus and, as applicable, their pledgees, assignees, transferees, distributees, donees, and other successors-in-interest that may be identified in a prospectus supplement or a free writing prospectus.

	Class A Common Stock Beneficially Owned Prior to this Offering			Class A Common Stock Beneficially Owned After this Offering
Selling Stockholder	Number of Shares Owned	Percentage of Outstanding Shares	Class A Common Stock to be Sold in the Offering	Number of Shares Owned	Percentage of Outstanding Shares
Funds affiliated with Centerbridge Partners(1)	10,925,000	14.4%	10,925,000	—	—
DKLDO V Trading Subsidiary LP(2)	10,588,655	13.6%	925,000	9,663,655	12.4%
Monarch Alternative Capital LP, as investment adviser to certain entities(3)	3,558,333	4.7%	925,000	2,633,333	3.5%
Imperial Landscape Sponsor LLC(4)	3,833,290	5.0%	1,166,624	2,666,666	3.5%
Entities affiliated with Eminence Capital, LP(5)	3,187,555	4.2%	2,793,095	394,460	*

	Class A Common Stock Beneficially Owned Prior to this Offering			Class A Common Stock Beneficially Owned After this Offering
Selling Stockholder	Number of Shares Owned	Percentage of Outstanding Shares	Class A Common Stock to be Sold in the Offering	Number of Shares Owned	Percentage of Outstanding Shares
Noam Gottesman(6)	3,571,406	4.6%	869,674	2,701,732	3.5%
Conversant GL Plus LP	1,792,115	2.4%	1,792,115	—	—
Funds managed by Diameter Capital Partners LP(7)	2,510,091	3.3%	1,792,115	717,976	*
Harbor Spring Master Fund, LP	1,792,115	2.4%	1,792,115	—	—
Conversant Opportunity Master Fund LP(8)	1,711,472	2.3%	716,846	994,626	1.3%
4Q Securities Trust	1,055,644	1.4%	1,040,783	14,861	*
United Refining Inc.(9)	875,613	1.2%	358,423	517,190	*
Counsel Global Real Estate Fund	313,616	*	277,745	35,871	*
Hazelview Global Real Estate Fund	273,699	*	207,546	66,153	*
Kevin Winner	67,300	*	60,335	6,965	*
Sean Milks	60,355	*	14,239	46,096	*
(1)

The number of Class A Shares beneficially owned prior to this offering includes 5,847,792 shares directly held by Centerbridge Partners Real Estate Fund, L.P. (“CPREF”), 160,958 shares directly held by Centerbridge Partners Real Estate Fund SBS, L.P. (“CPREF SBS”), and 4,916,250 Class A Shares directly held by Centerbridge Special Credit Partners III, L.P. (“SC III”). CPREF, its general partner Centerbridge Partners Real Estate Associates, L.P., and its general partner CPREF Cayman GP Ltd. (“CPREF Cayman GP”) possess shared voting and dispositive power with respect to the shares directly held by CPREF. CPREF SBS and its general partner CCP SBS GP, LLC (“CCP SBS GP”) possess shared voting and dispositive power with respect to the shares directly held by CPREF SBS. SC III, its general partner Centerbridge Special Credit Partners General Partner III, L.P. (“CSCP III GP”), and its general partner CSCP III Cayman GP Ltd. (“CSCP III Cayman GP”) possess shared voting and dispositive power with respect to the shares directly held by SC III. Jeffrey H. Aronson, as the director of each of CPREF Cayman GP and CSCP III Cayman GP, and as managing member of CCP SBS GP, may be deemed to share beneficial ownership with respect to the shares held of record by each of CPREF, CPREF SBS and SC III. Such persons and entities expressly disclaim beneficial ownership of the securities held of record by each of CPREF, CPREF SBS and SC III, except to the extent of any proportionate pecuniary interest therein.

(2)

The number of Class A Shares beneficially owned prior to and after this offering includes 2,082,125 shares issuable upon the exercise of Warrants. Davidson Kempner Long-Term Distressed Opportunities GP V LLC, a Delaware limited liability company, is the general partner of DKLDO V Trading Subsidiary LP, a Cayman Islands exempted limited partnership (“DKLDO”). Davidson Kempner Capital Management LP, a Delaware limited partnership and a registered investment adviser with the SEC (“DKCM”), acts as investment manager to DKLDO, by virtue of a sub-advisory agreement with the investment manager of the fund. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The managing members of DKCM are Anthony A. Yoseloff, Eric P. Epstein, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons. Anthony A. Yoseloff, through DKCM, is responsible for the voting and investment decisions relating to the securities held by DKLDO reported herein.

(3)

The number of shares of Class A Common Stock beneficially owned prior to and after this offering includes 265,333 shares issuable upon the exercise of Warrants. Monarch Alternative Capital LP serves as investment adviser to certain entities with respect to shares directly owned by such entities. Monarch Alternative Capital LP, MDRA GP LP, as general partner of Monarch Alternative Capital LP, and Monarch GP LLC, as general partner of MDRA GP LP, possess shared voting and dispositive power with respect to these shares.

(4)

Imperial Landscape Sponsor LLC, a Delaware limited liability company (“Imperial”) and Michael D. Fascitelli, a United States citizen, may each be deemed to beneficially own and have shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, these Class A Shares. This amount beneficially owned prior to this offering consists of (a) 2,366,624 Class A Shares held directly by Imperial, (b) 800,000 shares of Series A Founder Preferred Stock held indirectly by Imperial through the sole direct owner of shares of Series A Founder Preferred Stock that are convertible into the same number of Class A Shares, (c) 400,000 Class A Shares issuable upon exercise of an aggregate of 1,200,000 Warrants held directly by Imperial and (d) 266,666 Class A Shares issuable upon the exercise of an aggregate of 800,000 Warrants held indirectly by Imperial through the sole direct owner of shares of our Series A Founder Preferred Stock.

(5)

Eminence Capital, LP (“Eminence Capital”) serves as the investment adviser to each of Eminence Holdings LLC (“Eminence Holdings”), EC Longhorn LLC (together with Eminence Holdings, the “Selling Eminence Entities”), and other entities (together with the Selling Eminence Entities, the “Entities affiliated with Eminence Capital, LP”). Ricky C. Sandler is the Chief Executive Officer of Eminence Capital. Mr. Sandler and Eminence Capital may be deemed to have shared voting and dispositive power over the shares owned directly by the Entities affiliated with Eminence Capital, LP. Each of Mr. Sandler and Eminence Capital expressly disclaims beneficial ownership of such securities.

(6)

Noam Gottesman, a United States citizen, may be deemed to beneficially own and have shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, an aggregate of 3,571,307 Class A Shares. This amount consists of (a) 869,674 Class A Shares held directly by Mr. Gottesman, (b) 1,235,066 Class A Shares held directly by TOMS Acquisition II LLC, a Delaware limited liability company (“TOMS Acquisition”), (c) 800,000 shares of Series A Founder Preferred Stock held indirectly by TOMS Acquisition through the sole direct owner of shares of our Series A Founder Preferred Stock that are convertible into the same number of Class A Shares, (d) 400,000 Class A Shares issuable upon exercise of an aggregate of 1,200,000 Warrants held directly by TOMS Acquisition and (e) 266,666 Class A Shares issuable upon the exercise of an aggregate of 800,000 Warrants held indirectly by TOMS Acquisition through the sole direct owner of shares of our Series A Founder Preferred Stock.

(7)

Reflects Class A Shares held by Diameter Master Fund LP and Diameter Dislocation Master Fund LP (collectively, the “Diameter Funds”). Diameter Capital Partners LP is the investment manager of each of the Diameter Funds and, therefore, has investment and voting power over these Class A Shares. Scott Goodwin and Jonathan Lewinsohn, as the sole managing members of the general partner of the investment manager, make voting and investment decisions on behalf of the investment manager. As a result, the investment manager, Mr. Goodwin and Mr. Lewinsohn may be deemed to be the beneficial owners of these Class A Shares. Notwithstanding the foregoing, each of Mr. Goodwin and Mr. Lewinsohn disclaim any such beneficial ownership.

(8)	The number of shares of Class A Common Stock beneficially owned prior to and after this offering includes 229,626 shares of Class A Common Stock issuable upon the exercise of Warrants.
(9)	John A. Catsimatidis possesses voting and investment power and John A. Catsimatidis, Jr. possesses investment power with respect to these shares.
*	Indicates beneficial ownership of less than 1% of total outstanding shares of Class A Common Stock.

Relationships with the Selling Stockholders

Michael D. Fascitelli is Co-Chairman of our Board and controls Imperial Landscape Sponsor LLC, beneficial owner of more than 5% of our Class A Common Stock and 50% of our Series A Founder Preferred Stock, and Noam Gottesman is a member of our Board and controls TOMS Acquisition II LLC, beneficial owner of 50% of our Series A Founder Preferred Stock. For descriptions of our relationships with TOMS Acquisition II LLC, Imperial Landscape Sponsor LLC, and the Centerbridge Entities, see “Certain Relationships and Related Party Transactions”.

PLAN OF DISTRIBUTION

We are registering (i) the issuance by us of up to 16,670,222 Warrant Shares upon the exercise of the Warrants and (ii) the offer and sale, from time to time, by the Selling Stockholders of up to 25,656,655 Resale Shares.

The Selling Stockholders may, from time to time, on a continuous or delayed basis, sell any or all of their Resale Shares covered hereby directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, at varying prices determined at the time of sale, or at fixed prices, which may be changed, on any stock exchange, market or trading facility on which the Class A Common Stock is traded, or in private transactions. The sale of the Resale Shares offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	underwritten transactions;

•

transactions involving cross or block trades in which a broker-dealer will attempt to sell Resale Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	exchange distributions in accordance with the rules of the applicable exchange;

•	short sales after the registration statement of which this prospectus forms a part becomes effective;

•	transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of Resale Shares at a stipulated price per share;

•	the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	“at the market” offerings or through market makers into an existing market for the Class A Common Stock;

•

through trading plans entered into by the Company or a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	a combination of any of the foregoing; and

•	any other method permitted pursuant to applicable law.

In addition, a Selling Stockholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Stockholders may also sell or transfer Resale Shares pursuant to any available exemption from the registration requirements of the Securities Act, including under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer Resale Shares by other means not described in this prospectus.

The Selling Stockholders may also sell Resale Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Stockholders will attempt to sell Resale Shares in block transactions to market makers or other purchasers at a price per share that may be below the then-market price.

Any agents, broker-dealers, or underwriters that participate in the distribution of the Resale Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Resale Shares may be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, broker-dealer, or underwriter that participates in transactions involving sales of the Resale Shares if liabilities are imposed on that person under the Securities Act.

The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any agents, broker-dealers, or underwriters regarding the sale of their Resale Shares, nor is there an agent, coordinating broker, or underwriter acting in connection with a proposed sale of Resale Shares by the Selling Stockholders. If we are notified by the Selling Stockholders that any material arrangement has been entered into for the sale of Resale Shares, if required, we will file a supplement to this prospectus to the extent required.

To the extent required, the Resale Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement, a free writing prospectus, a post-effective amendment to the registration statement that includes this prospectus, or filings we make with the Securities and Exchange Commission under the Exchange Act that are incorporated herein by reference.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We may suspend the sale of Resale Shares by the Selling Stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If the Selling Stockholders use this prospectus for any sale of the Resale Shares, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We are required to pay the expenses in connection with the registration of certain of the Resale Shares. We have agreed to indemnify certain of the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the Resale Shares for the applicable restricted period, as defined in Regulation M promulgated under the Exchange Act, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Resale Shares by the Selling Stockholders or any other person. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

There can be no assurances that the Selling Stockholders will sell, nor are the Selling Stockholders required to sell, any or all of the Resale Shares.

LEGAL MATTERS

The validity of the shares of Class A Common Stock being offered by this prospectus will be passed upon for us by our counsel, Hogan Lovells US LLP, Washington, District of Columbia.

EXPERTS

The consolidated balance sheets of Radius Global Infrastructure, Inc. and subsidiaries as of December 31, 2020 (Successor) and December 31, 2019 (Predecessor), the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the periods from February 10, 2020 to December 31, 2020 (Successor), and from January 1, 2020 to February 9, 2020 and for the year ended December 31, 2019 (Predecessor), have been incorporated herein by reference in reliance on the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

Radius Global Infrastructure, Inc.

16,670,222 Shares of Class A Common Stock

25,656,655 Shares of Class A Common Stock Offered by the Selling Stockholders

PROSPECTUS

                , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

	Amount to be Paid
SEC registration fee	$37,464.50	**
Printing expenses	5,000.00
Legal fees and expenses	50,000.00
Accounting fees and expenses	25,000.00
Miscellaneous expenses	5,000.00

Total	$122,464.50

**	Previously paid.

Item 15.	Indemnification of Directors and Officers

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation to provide in its certificate of incorporation that a director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which empowers a Delaware corporation to indemnify any person, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) that he or she actually and reasonably incurred in connection therewith.

In accordance with Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of its fiduciary duty as a director, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of the Certificate of Incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Certificate of Incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Certificate of Incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our bylaws provide that we will, to the fullest extent authorized or permitted by applicable law, indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that a determination has been made (in accordance with the process set forth in the Bylaws) that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Notwithstanding the foregoing, we will not indemnify any claim, issuer or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court deems proper.

Expenses incurred by one of our present or former directors or officers in defending or otherwise participating in any proceeding referenced above will be paid by us in advance of its final disposition, suit or proceeding upon, if required by applicable law, receipt of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Certificate of Incorporation or Bylaws or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights that any person covered by the Certificate of Incorporation or Bylaws or may have or hereafter acquire under law, the Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Certificate of Incorporation or the Bylaws, in either case affecting indemnification rights, whether by our Board (if applicable), our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The Bylaws will include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in the Certificate of Incorporation. In addition, the Bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. The Bylaws will also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

We have entered into indemnity agreements with each of our officers and directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against them to which they could be indemnified.

See the undertakings set forth in response to Item 17 herein.

Item 16.	Exhibits

Exhibit Number	Description

2.1†	Agreement and Plan of Merger, dated as of November 19, 2019, by and among the Company, AP WIP Investments Holdings, LP, Associated Partners, L.P., APW OpCo LLC, LAH Merger Sub LLC, and Associated Partners, L.P., as the Company Partners’ Representative (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4 (File 333-240173), filed on July 29, 2020).

3.1	Restated Certificate of Incorporation of Radius Global Infrastructure, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K (File No. 001-39568), filed on March 31, 2020).

3.2	Bylaws of Radius Global Infrastructure, Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Post-Effective Amendment to the Registration Statement on Form S-4 (File 333-240173), filed on October 21, 2020).

4.1	Form of Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 (File 333-240173), filed on September 11, 2020).

4.2	Amended and Restated Warrant Instrument (including Form of Warrant Certificate contained in Schedule 1 thereto) (incorporated by reference to Exhibit 4.4 to the Company’s Post-Effective Amendment to the Registration Statement on Form S-4 (File 333-240173), filed on October 21, 2020).

4.3	Registration Rights Agreement, dated as of July 10, 2020, by and among the Company, Centerbridge Partners Real Estate Fund, L.P., Centerbridge Partners Real Estate Fund SBS, L.P., Centerbridge Special Credit Partners III, L.P. and Centerbridge Partners, L.P. (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-4 (File 333-240173), filed on July 29, 2020).

4.4	Registration Rights Agreement, dated as of May 11, 2021, by and among the Company and the Investors signatory thereto (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-1 (File No. 333-256968) filed on June 10, 2021).

5.1	Opinion of Hogan Lovells US LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1 (File No. 333-256968) filed on June 10, 2021).

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP, independent registered public accounting firm.

24.1	Powers of Attorney (incorporated by reference to the signature page of the Company’s Registration Statement on Form S-1 (File No. 333-256968) filed on June 10, 2021).

*	Filed herewith.
†

Certain schedules and exhibits have been omitted pursuant to Rule 601(a)(5) of Regulation S-K under the Securities Act. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bala Cynwyd, State of Pennsylvania, on November 1, 2021.

RADIUS GLOBAL INFRASTRUCTURE, INC.

By:	/s/ Scott G. Bruce
Name: Title:	Scott G. Bruce President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* William H. Berkman	Co-Chairman and Chief Executive Officer (Principal Executive Officer)	November 1, 2021

* Scott G. Bruce	President (Principal Executive Officer)	November 1, 2021

* Glenn J. Breisinger	Chief Financial Officer and Treasurer (Principal Financial Officer)	November 1, 2021

* Gary Tomeo	Chief Accounting Officer (Principal Accounting Officer)	November 1, 2021

* Michael D. Fascitelli	Co-Chairman	November 1, 2021

* Nick S. Advani	Director	November 1, 2021

* Antoinette Cook Bush	Director	November 1, 2021

* Noam Gottesman	Director	November 1, 2021

* Paul A. Gould	Director	November 1, 2021

* Thomas C. King	Director	November 1, 2021

* Ashley Leeds	Director	November 1, 2021

* William D. Rahm	Director	November 1, 2021

By:	/s/ Scott G. Bruce
Scott G. Bruce Attorney in Fact